Exhibit 5.1

Borden Ladner Gervais LLP 1200 Waterfront Centre 200 Burrard St, P.O. Box 48600 Vancouver, BC, Canada V7X 1T2 T 604.687.5744 F 604.687.1415 blg.com

June 9, 2021

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado

Dear Sirs/Mesdames

Re: Registration Statements on Form S-3
(333-239139 and 333-257746) (the “Registration Statements”)

We have acted as British Columbia counsel to Vista Gold Corp., a British Columbia corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of 12,272,730 units (“Units”). Each Unit consists of one common share (“Common Share”) and one-half of one transferable common share purchase warrant. Each whole common share purchase warrant (“Warrant”) will entitle the holder to purchase one common share (“Warrant Share”) at a price of US$1.25 per Warrant Share at any time until 5:00 p.m. (New York City time) on the date that is 36 months following the closing of the offering.

The Units are being offered pursuant to an underwriting agreement dated July 7, 2021 (the “Underwriting Agreement”) among the Company and H.C. Wainwright & Co. LLC (the “Lead Underwriter”) acting as book-running manager and as representative for Haywood Securities Inc. and Roth Capital Partners, LLC acting as co-managers (collectively with the Lead Underwriter, the “Underwriters”). The Company has agreed to issue up to 423,409 common share purchase warrants (the “Underwriters’ Warrants”) to the Lead Underwriter. Each Underwriters’ Warrant entitles its holder to purchase one common share (“Underwriter Warrant Share”) on the same terms as the Warrants.

The Underwriters have been granted an option (the “Over-Allotment Option”) exercisable in whole or in part, to purchase up to 1,840,908 Units (the “Over-Allotment Securities”), each Over-Allotment Securities to be comprised of a Common Share and one-half of one Warrant, at a price equal to the public offering price per Unit, less the underwriting commission, for a period ending one business day before the closing of the offering to cover over-allotments, if any, and for market stabilization purposes.

Collectively, the Units, Common Shares, Warrants, Warrant Shares, Underwriters’ Warrants, the Underwriter Warrant Shares and Over-Allotment Securities are referred to as the “Securities”.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

For purposes of this opinion letter, we have also assumed that (a) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and such effectiveness will not have been terminated or rescinded, (b) all Securities will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the prospectus supplement filed in Canada, (c) at the time of the issuance of Units, Over-Allotment Securities and Underwriters’ Warrants there will be sufficient common shares authorized and unissued under the Company’s then operative notice of articles (the “Notice of Articles”) and not otherwise reserved for issuance, (d) at the time of issuance of the Units, Over-Allotment Securities and Underwriters’ Warrants, the Company validly exists and is duly qualified and in good standing under the laws of its jurisdiction of incorporation, and has the necessary corporate power for such issuance, (e) at the time of issuance of the Units, Over-Allotment Securities and the Underwriters’ Warrants, the Notice of Articles and then operative articles of the Company (the “Articles” and collectively with the Notice of Articles, the “Charter Documents”) are in full force and effect and have not been amended, restated, supplemented or otherwise altered, and there has been no authorization of any such amendment, restatement, supplement or other alteration, in either case since the date hereof, (f) warrant certificates in respect thereof (the “Warrant Certificates”) and the Underwriting Agreement have been duly authorized, executed and delivered by the parties thereto (other than the Company) and constitute legally valid and binding obligations of the parties thereto (other than the Company), enforceable against each of them in accordance with their respective terms, (g) the Warrant Certificates and Underwriting Agreement are enforceable against all parties thereto under British Columbia law, and (h) that the issuance, terms, execution and delivery of the Units, Over-Allotment Securities and Underwriters’ Warrants (A) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (B) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

Based upon and subject to the foregoing, we are of the opinion that:

(A)	as of the date hereof, the Units, Over-Allotment Securities and Underwriters’ Warrants have been duly authorized by all necessary corporate action on the part of the Company; and

(B)	upon issuance of the Common Shares and the Warrants comprising the Units and the Over-Allotment Securities, the Underwriters’ Warrants and the Underwriter Warrant Shares in the manner contemplated by the Underwriting Agreement, the Warrant Certificates and the Prospectus:

(1)	The Common Shares comprising part of the Units and the Over-Allotment Securities will be duly authorized, validly issued, fully paid and non-assessable when certificates representing the Common Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Charter Documents against payment therefor in an amount of US$1.10 for each Unit and Over-Allotment Security.

(2)	The Underwriters’ Warrants and the Warrants comprising part of the Units and the Over-Allotment Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, when (a) the Warrant Certificates been duly executed and delivered by the Company in accordance with applicable law, and (b) the Warrants and the Underwriters’ Warrants have been duly executed and delivered against payment therefor (if required) in accordance with the provisions of the Warrant Certificates.

(3)	Upon exercise of the Warrants comprising part of the Units and the Over-Allotment Securities in accordance with the terms thereof and the Warrant Indenture, which exercise will include payment of the required exercise price, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, when certificates representing the Common Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Charter Documents.

(4)	Upon exercise of the Underwriters’ Warrants in accordance with the terms thereof, the Warrant Certificates and the Underwriting Agreement, which exercise will include payment of the required exercise price, the Underwriter Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, when certificates representing the Common Shares have been duly executed, countersigned, registered and delivered, or if uncertificated, valid book-entry notations have been made in the share register of the Company, in each case in accordance with the Charter Documents.

Our opinions expressed herein are subject to the following qualifications:

(a)	the enforceability of any agreement may be limited by bankruptcy, reorganization, winding-up, insolvency, moratorium, arrangement, fraudulent preference and conveyance, assignment and preference and other similar laws of general application affecting the enforcement of creditor’s rights;

(b)	no opinion is given as to the enforceability of any term providing for the severance of void, illegal or unenforceable provisions from the remaining provisions of an agreement;

(c)	no opinion is given as to the enforceability of any term providing that modifications, amendments or waivers are not binding unless in writing;

(d)	no opinion is given with respect to rights to indemnity and contribution;

(e)	the enforceability of the obligations of a party under any agreement is subject to general principles of equity, including, without limitation:

(i)	concepts of materiality, reasonableness, good faith and fair dealing in performance and enforcement of a contract required of the party seeking its enforcement;

(ii)	the discretion exercisable by a court with respect to equitable remedies, such as specific performance and injunction;

(iii)	the discretion exercisable by a court with respect to stays of enforcement proceedings and execution of judgments;

(iv)	the effect of vitiating factors, such as mistake, misrepresentation, fraud, duress or undue influence; and

(v)	the discretion of a court with respect to the enforcement of provisions in an agreement to the effect that certain factual or legal determinations, calculations or certificates will be conclusive and binding;

(f)	a court may reserve to itself the right to decline jurisdiction in any action if the court is an inconvenient forum to hear the action or if concurrent proceedings are being brought elsewhere, notwithstanding any waiver of the right to raise such objection or defence thereto;

(g)	the right to exercise any unilateral or unfettered discretion pursuant to an agreement will not prevent a court from requiring such discretion to be exercised reasonably; and

(h)	the recoverability of costs and expenses may be limited to those a court considers to be reasonably incurred, the costs and expenses incidental to all court proceedings are in the discretion of the court and the court has the discretion to determine by whom and to what extent these costs shall be paid.

The foregoing opinions are limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein on the date of this opinion, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

The opinion expressed in this letter is for the sole benefit of the Company in connection with the Registration Statement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Securities Exchange Commission (the “SEC”) as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Base Prospectus and Prospectus Supplement which forms part of the Registration Statements. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Borden Ladner Gervais LLP